Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InsPro Technologies Corporation

We hereby consent to the incorporation by reference in the Registration Statements of InsPro Technologies Corporation on Forms SB-2 and S-1 (Nos. 333-123081, 333-133182, 333-142556, 333-149015, 333-162712 and 333-185752) and on Form S-8 (No. 333-142036) and the related prospectuses of our audit report dated March 16, 2012 with respect to the consolidated balance sheet at December 31, 2011 and consolidated statements of operations, changes in shareholders’ equity and cash flows of InsPro Technologies Corporation for the year ended December 31, 2011 in the Form 10-K and the reference to our firm under the heading “Experts” in the prospectuses.

Boca Raton, Florida	/s/ Sherb & Co., LLP
April 1, 2013	Certified Public Accountants